Exhibit 4.6

IMPERIAL TOBACCO GROUP PLC

THE IMPERIAL TOBACCO GROUP
INTERNATIONAL SHARESAVE PLAN

ASHURST MORRIS CRISP
Broadwalk House,
5 Appold Street,
LONDON EC2A 2HA

Tel:  020 7638 1111
Fax:  020 7638 1112

THE IMPERIAL TOBACCO GROUP
INTERNATIONAL SHARESAVE PLAN

CONTENTS

CLAUSE

1.	Definitions
2.	Commencement and Title
3.	Grant of Option
4.	Limitations on the issue of Shares
5.	Exercise Price
6.	Alterations of Share Capital
7.	Exercise of Options
8.	Lapse of Option
9.	Takeover and Liquidation
10.	Allotment and Listing
11.	Employment Rights
12.	Administration of the Plan
13.	Termination of the Plan
14.	General

SCHEDULE 1
APPENDIX 1
APPENDIX 2
APPENDIX 3
APPENDIX 4
APPENDIX 5
APPENDIX 6
APPENDIX 7
APPENDIX 8
APPENDIX 9
APPENDIX 10
APPENDIX 11

SCHEDULE 2

1.                                                Definitions

In this Plan (unless the context otherwise requires) the following words and expressions have the following meanings:-

“Act”	the United Kingdom Income and Corporation Taxes Act 1988 and any statutory re-enactment or modification thereof;

“Adoption Date”	the date on which the Plan is adopted by the Company in general meeting;

“ADS”

American Depositary Shares, each representing two Shares, evidenced by American Depositary Receipts, which may be issued by Citibank,  N.A., as depositary (“the Depositary”) pursuant to the Amended and Restated Deposit Agreement, dated as of November 2, 1998, among the Company, the Depositary and all holders and beneficial owners of American Depositary Shares thereunder;

“Application Period”	such period as the Board may determine but being a period not more than 28 days from an Invitation Date;

“Associated Company”	means any company Controlling or under the Control of the Company or which is Controlled by the same person or persons as Control the Company;

“Auditors”	the auditors for the time being of the Company;

“Board”	the Board of Directors for the time being of the Company (or the directors present at a duly convened meeting of such Board) or a duly authorised committee thereof;

“Commencement Date”	subject to the approval of the Plan by shareholders in general meeting such date as the Board shall, in its discretion, determine;

“Companies Act 1985”	the Companies Act 1985 of England and Wales;

“Company”	Imperial Tobacco Group PLC;

“Continuous Service”

service with any company which is or was a Subsidiary (including, if the Board shall so determine in any case to which it is relevant, service with such company before it became a Subsidiary) which shall be aggregated with service with a Participating Company provided all such service has been continuous.  In the case of an employee employed in full-time employment by a Participating Company who is absent from such employment for any reason for a period during which such employee’s contract of service subsists, or by reason of maternity leave, and who then returns to such full-time employment with a Participating Company then in calculating service any such period of absence shall be deemed to have formed part of his continuous service;

“Control”	the power of a person to secure:-

(a) by the holding of shares or possession of voting power in or in relation to any company; or

(b) by virtue of any powers conferred by the articles of association or other document regulating any company,

that the affairs of any company are conducted in accordance with the wishes of that person;

“Date of Grant”	the date on which the Grantor passes a resolution to grant an Option under Rule 3(D) below;

“Eligible Employee”

any employee (including a director holding a salaried employment or office) of a Participating Company who (a) on the relevant Date of Grant has achieved such period of Continuous Service not exceeding five years as the Board shall in each case on or before the Invitation Date determine and (b) in the case only of a director holding a salaried employment or office, usually works at least twenty-five hours per week excluding time off permitted for meal breaks provided that the Board may also treat any other employee or director of a Participating Company who fails to fulfil the relevant criteria as an Eligible Employee PROVIDED HOWEVER THAT at the Invitation Date no notice of termination of such employment has been served by either the employee concerned or his employing Participating Company;

“Exercise Price”	the price per Share at which a Participant may acquire Shares pursuant to the Plan (as determined in accordance with Rule 5);

“Grantor”	either the Board or the Trustee;

“Group”	the Company and its Subsidiaries from time to time;

“Imperial Tobacco Group Sharesave Scheme”	the Imperial Tobacco Group Sharesave Scheme adopted on 14 August 1996, as amended from time to time;

“Invitation Date”

the date upon which invitations to apply for Options are issued by the Board, being a date within forty two days after the Commencement Date and thereafter within twenty-eight days after the date of public announcement of the annual or half yearly results of the Group;

“London Stock Exchange”	the London Stock Exchange Limited.

“Normal Repayment Date”

means in relation to any Participant the first day of the month following the date on which the Participant makes, or should have made, the final specified contribution (as defined in Rule 3(C)) to the Savings Plan and for this purpose the starting date of the Savings Plan shall be the first day of the month following that in which the first such specified contribution is made to the Savings Plan;

“Option”	a right to acquire Shares, or ADSs, granted pursuant to the Plan;

“Participant”	a person who holds a Subsisting Option or (where the context admits) his personal representatives;

“Participating Company”	any member of the Group which the Board has designated as such for the time being;

“Plan”	The Imperial Tobacco Group International Sharesave Plan as amended from time to time;

“Relevant Multiple”

such number of monthly contributions to a Savings Plan as the Board may, in its discretion, invite Eligible Employees to make in connection with the grant of an Option under the Plan, and, where the context admits or requires, the number of such contributions to which a particular Participant shall have committed himself;

“Repayment”	in relation to a Savings Plan, the amount of the contributions repayable and, where relevant, of any bonus and/or interest payable under the Savings Plan;

“Savings Plan”	means any savings plan or arrangement which has been approved by the Board in its absolute discretion for the purposes of the Plan;

“Schedule 9”	Schedule 9 to the Act;

“Share”	a fully paid ordinary share in the capital of the Company;

“Specified Age”	60;

“Subsidiary”	means any company in relation to which the Company:-

(a) holds a majority of the voting rights; or

(b) is a member and has the right to appoint or remove a majority of its board of directors; or

(c) is a member and controls alone, pursuant to an agreement with other shareholders or members, a majority of the voting rights in it;

and includes any other company which is a subsidiary as defined above of a company which is itself a subsidiary of the Company;

“Subsisting Option”	an Option to the extent that it has neither lapsed nor been exercised;

“Trustee”

the trustee or trustees for the time being of any employee trust established by the Company wholly or partly for the benefit of all or most of the persons for the time being employed by or holding office with the Group or any Participating Company or Companies which has been designated by the Board as a trust out of which Options may be granted.

Where the context so permits the singular shall include the plural and vice versa and the masculine gender shall include the feminine.  Any reference to a statutory provision includes a reference to that provision as for the time being amended or re-enacted.

2.                                                Commencement and Title

The Plan shall commence on the Commencement Date and shall be known as The Imperial Tobacco Group International Sharesave Plan.

3.                                                Grant of Option

(A)                              On or prior to an Invitation Date the Board in its absolute discretion may decide to invite applications for the grant of Options.

(B)                                Where applications are invited, the Board shall determine whether or not invitations shall be sent to all Eligible Employees (and, for the avoidance of doubt, the Board may send invitations to Eligible Employees of Participating Companies in one jurisdiction but not to Eligible Employees of Participating Companies in other jurisdictions) and any such invitations must state:-

(i)                                             the Exercise Price or the method by which the Exercise Price for the Shares will be notified to Eligible Employees; and,

(ii)                                          the date being the last day of the Application Period by which applications for the grant of Options must have been received by the Board or such person as the Board may direct being not more than twenty eight days after the date of issue of such invitations; and,

(iii)                                       the Relevant Multiple or Multiples.

(C)                                Applications for Options under the Plan shall be in such form as the Board may require and each:-

(i)                                             must be accompanied by a duly completed application form to enter into a Savings Plan under which the applicant will agree to make the Relevant Multiple of such specified contributions being not less than £10 per month nor (when aggregated with contributions made under any other subsisting Savings Plan and/or under any other savings contract linked to the Imperial Tobacco Group Sharesave Scheme) more than £250 per month, or the equivalent sums at the Invitation Date in the currency of their country of employment (or such other amounts or currency or currencies as may from time to time be permitted by the Board under the Savings Plan) as shall be estimated (on the basis of such rate of exchange as the Board shall designate on or before the Invitation Date) to secure on the Normal Repayment Date, as nearly as may be, Repayments of an amount equal to that for which Shares may be acquired under his Option if exercised in full; and

(ii)                                          shall empower the Board or any person authorised by it:-

(a)     to amend the amount of the specified contribution referred to in Rule 3(C)(i) above to such lesser sum as shall secure on the Normal Repayment Date, as nearly as may be, Repayments of an amount equal to that for which Shares may be acquired by the Participant in the event that the number of Shares for which an Eligible Employee applies for an Option has to be reduced in accordance with Rule 3(D) below;

(b)    to deduct from the Participant’s pay such contribution as shall be specified by the Participant pursuant to Rule 3(C)(i) above or as may be amended pursuant to Rule 3(C)(ii)(a) above and pay the same on behalf of the Participant in discharge of the Participant’s obligations under the Savings Plan.

(D)                               Within forty-two days of the date pursuant to Rule 5(A)(i) below by reference to which the Exercise Price was determined or in a case where the number of Shares over which an Option is to be granted is determined by Rule 3(D) (ii) below, within forty-nine days of such date and subject to the limitations and conditions contained in the Plan, Options shall by resolution of the Grantor be granted to each Eligible Employee who has made a valid application in accordance with the following:-

(i)                                             Options shall be granted to the Eligible Employee in respect of that number of Shares as would have an aggregate Exercise Price not exceeding the Relevant Multiple of the sterling equivalent of the Eligible Employee’s proposed monthly contributions to the Savings Plan as at the Invitation Date; save that

(ii)                                          the Board may (but shall not be obliged to) make such adjustments to the number of Shares placed under an Option as it may in its absolute discretion determine to be appropriate taking into account the actual and anticipated rate of interest applicable to the Eligible Employee’s Savings Plan contributions and the actual and anticipated rate of exchange between the savings currency and sterling (if savings are expected to be retained in a currency other than sterling) over the period of the savings contract and such other factor or factors, if any, as the Board may consider to be relevant; and

(iii)                                       where the Board in its discretion considers that it is desirable to limit the number of Shares in respect of which Options are granted in relation to any invitation the monthly savings contribution chosen by each applicant under the Savings Plan shall be reduced in such manner as the Board may, in its discretion, determine (provided that all Eligible Employees shall be treated on a similar basis without regard to differences among Eligible Employees in respect of remuneration, length of service or any other factor) to the extent necessary so as to reduce the aggregate number of Shares applied for to or as near to as shall be practicable without exceeding the said limitation.

(E)                                 No payment will be required from a Participant on the grant of an Option.  Each Participant will be issued with a certificate in the form from time to time determined by the Board.

(F)                                 No Option shall be capable of being transferred by a Participant.

(G)                                No Option shall be granted more than ten years after the Commencement Date.

(H)                               The reference in Rule 3(D)(i) above to the sterling equivalent of any amount means the sterling equivalent determined by the Board by reference to such published rate of exchange between sterling and the relevant currency as may be available to the Board on or about the Invitation Date and which the Board determines in its discretion to be appropriate.

(I)                                    The Board may (but shall not be obliged to) invite those Participants whose contributions to a Savings Plan are made in a particular currency to adjust the rate at which they contribute to the Savings Plan at any time and from time to time during the life of that Savings Plan if the Board considers that it may be in the interests of those Participants to do so in the light of relative rates of exchange, interest rates or any other factor.  No Participant shall be obliged to adjust the rate of contribution should the opportunity to do so be offered.

(J)                                   Where an Eligible Employee does not receive an application for Options and/or any other information connected with any such application as a result of an accidental act or omission on the part of the Board or any person authorised by it in relation to the issue and/or distribution of such documents, that shall not affect the validity of any other matters pertaining to the Plan.

4.                                                Limitations on the issue of Shares

Subject to Rule 6 below, no Option shall be granted on any Date of Grant or proposed Date of Grant if, as a result:-

(i)                              the aggregate number of Shares (including Shares represented by ADSs) issued or committed to be issued during the ten years preceding such Date of Grant under the Plan and all other share schemes (including non-approved, savings related and profit sharing Plans) established by the Company would exceed 10% of the issued ordinary share capital of the Company on that Date of Grant; or

(ii)                           the aggregate number of Shares (including Shares represented by ADSs) issued or committed to be issued during the preceding five years under the Plan and all other schemes mentioned in paragraph (i) above would exceed 5% of the issued ordinary share capital of the Company on that Date of Grant;

PROVIDED that, for the avoidance of doubt, Shares (including Shares represented by ADSs) which shall have been the subject of grants which lapse shall not be taken into account for the purposes of this Rule 4.

5.                                                Exercise Price

(A)                              Subject to Rule 6 below the Exercise Price shall be such amount expressed in sterling (or in such other currency or currencies as the Board shall specify) in the case of Options for Shares as the Board shall determine being an amount not less than the greater of:-

(i)                              subject to Rule 5(B) below eighty per cent of the middle market quotation per Share as derived from the Daily Official List of the London Stock Exchange for the dealing day immediately preceding the Invitation Date; and

(ii)                           in the case only of an Option to subscribe for Shares, the nominal value of a Share.

(B)                                For the purposes of an Option granted at any time at which there shall be no dealings in the Shares, the Exercise Price shall be not less than eighty per cent of such sum as may be determined by the Board to be the market value of a Share at that time.

(C)                                For the avoidance of doubt, the Board may set a different Exercise Price for Eligible Employees of Participating Companies in one jurisdiction from those of another jurisdiction notwithstanding that invitations may be sent out to all such Eligible Employees on the same Invitation Date, but any such Exercise Price must fulfil the requirements of Rule 5(A) above.

6.                                                Alterations of Share Capital

In the event of:

(a)                            any variation in the share capital of the Company whether by way of capitalisation of profits or reserves or by way of rights or any consolidation or sub-division or reduction of capital, or otherwise;

(b)                           the Company paying a capital dividend;

(c)                            a demerger of any company within, or business owned by, the Group; or

(d)                           in any other circumstances similarly affecting Options granted under the Plan;

then the number of Shares subject to any Subsisting Option and the Exercise Price may be adjusted by the Board in such manner and with effect from such date as the Board may determine to be appropriate provided always that:-

(i)                               no such adjustment shall take effect until it has been referred to the Auditors and the Auditors have certified in writing to the Board that the adjustment is, in their opinion, fair and reasonable; and

(ii)                            the Exercise Price of an Option to subscribe for Shares shall not be adjusted below the nominal value of a Share (unless the Company in general meeting shall resolve to pay up any part of that nominal value out of distributable reserves).

7.                                                Exercise of Options

(A)                              The extent to which an Option may be exercised shall be:-

(i)                              where exercise takes place on or after the Normal Repayment Date related to the Option, in full; and,

(ii)                            where exercise takes place earlier than the Normal Repayment Date related to the Option (the “Early Exercise Date”), in that proportion which the number of specified contributions which shall have been made on or before such Early Exercise Date bears to the Relevant Multiple.

(B)                                An Option shall be exercisable during the period mentioned in Rule 7(D) below in respect of all or some of the Shares over which it was granted by the Participant delivering to the Secretary of the Company at its registered office (or otherwise as may be notified to Participants from time to time) a written notice in the prescribed form specifying the number of Shares in respect of which the Option is exercised together with a remittance for that number of Shares calculated by reference to the Exercise Price.

The date of exercise of the Option shall be the date of receipt by the Company of such notice and payment.

(C)                                It is a condition of the exercise of an Option under the Plan that the Participant shall withdraw all sums due by way of Repayment under the Savings Plan to which he has contributed in relation to the Option.

If upon the exercise of an Option the Repayment then due to a Participant under his Savings Plan is less than the amount required to pay for all the Shares in respect of which it may be exercised pursuant to Rule 7(A) above the Participant may add to the Repayment up to a maximum of such sum as shall be necessary to pay for all such Shares.  If the Repayment shall exceed the amount required to exercise the Option to the extent possible (or to the extent to which it is in fact exercised, if lower) such excess shall be paid to the Participant.

(D)                               Save as otherwise provided, an Option may not be exercised until the Normal Repayment Date.  Subject only to the provisions of Rule 7(G) below, no Option may be exercised later than six months after the Normal Repayment Date.

(E)                                 An Option shall cease to be exercisable upon the Participant ceasing to be an employee or director of any member of the Group (so as to hold no such employment or office) except where his so ceasing is by reason of:-

(i)                                             his retirement on reaching the Specified Age or such other age at which he is bound to retire in accordance with the terms of his employment; or

(ii)                                          injury, disability or redundancy or his office or employment either being in a company which ceases to be a Subsidiary or relating to a business or part of a business which is transferred to a person who or which is neither a Subsidiary nor a Group company; or

(iii)                                       his leaving service at any time other than at a time specified in sub-paragraph (i) or (ii) above, provided that such event occurs not earlier than three years from the Date of Grant of the Option;

in any of which circumstances the Option may be exercised at any time during the period of six months from the date on which he so ceases to be an employee or director of any member of the Group notwithstanding that the Normal Repayment Date shall not have occurred.

(F)                                 For the purposes of Rule 7(E) above and Rule 9 below (but for no other purpose):-

(i)                                             a Participant shall not be regarded as having ceased to hold office or employment by reason of:-

(a)     his being or becoming employed by a company which ceases to be or is not a Participating Company but is nevertheless an Associated Company or is under the Control of the Company; or

(b)    his ceasing to be employed full-time but continuing to be employed on a part-time basis; and

(ii)                                          a Participant shall be regarded as ceasing to hold office or employment when he holds no employment with any of the Company, any Associated Company and any company Controlled by the Company.

(G)                                In the event of the death of a Participant prior to the Normal Repayment Date the Option may be exercised by his personal representatives at any time during the period of twelve months commencing on the date of his death (but not later) and the personal representatives shall be entitled to do so notwithstanding that the Normal Repayment Date has not occurred and in the event of the death of a Participant within six months commencing on the Normal Repayment Date his personal representatives may exercise the Option at any time within twelve months commencing on the Normal Repayment Date.

(H)                               A Participant who reaches the Specified Age prior to the Normal Repayment Date but continues to hold the office or employment by virtue of which he is eligible to participate in the Plan may exercise the Option within six months after the date of his reaching the Specified Age.

(I)                                    If an Option becomes exercisable under any provision of the Plan before the Normal Repayment Date it shall be exercisable only to the extent permitted by Rules 7(A) and (C) above.  The Repayment made under the Savings Plan entered into on the grant of an Option shall exclude any contributions made direct by the Participant except to the extent that such are made pursuant to any special arrangements relating to absence from employment.  For the avoidance of doubt, any Repayment under the Savings Plan shall exclude the Repayment of any contributions made in advance under the Savings Plan the due date for payment of which falls or would have fallen more than one month after the date on which Repayment is made.

(J)                                   An Option shall be exhausted and automatically cancelled immediately after it is first exercised notwithstanding that it shall not have been exercised in respect of all of the Shares over which the Option was granted.

8.                                                Lapse of Option

A Participant’s Option shall lapse and cease to be exercisable:-

(A)                                      upon the expiry of any of the periods for exercise under the provisions of Rule 7 above and Rule 9 below, whichever shall first occur; or

(B)                                        if the Participant omits seven or more times to make a monthly payment due under his Savings Plan or gives notice under the Savings Plan requiring Repayment before the Normal Repayment Date unless such non-payment or notice is in consequence of his ceasing to be an Eligible Employee by virtue of one of the causes mentioned in Rules 7(E) or (G) above or in the circumstances of Rules 7 (H) above or Rule 9 below .

9.                                                Takeover and Liquidation

(A)                              If any person obtains Control of the Company as a result of making:-

(i)                                             a general offer to acquire the whole of the issued share capital of the Company (not otherwise held or contracted to be acquired by the offeror) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company; or

(ii)                                          a general offer to acquire all the shares in the Company which are of the same class as the Shares (including the Shares represented by ADSs);

then any Subsisting Option may be exercised within six months of the time when the person making the offer has obtained Control of the Company and any condition subject to which the offer is made has been satisfied.

(B)                                If under Section 425 of the Companies Act 1985 the Court sanctions a compromise or arrangement proposed for the purposes of or in connection with a Plan for the reconstruction of the Company or its amalgamation with any other company or companies, any Subsisting Option may be exercised within six months of the Court sanctioning the compromise or arrangement.

(C)                                If any person becomes bound or entitled to acquire shares in the Company under Sections 428 to 430 of the Companies Act 1985 any Subsisting Option may be exercised at any time when that person remains so bound or entitled.

(D)                               If as a result of the events specified in Rules 9(A) or (B) above a company has obtained Control of the Company, or if a company has become bound or entitled as mentioned in Rule 9(C) above, any Participant may by agreement with that other company (the “Acquiring Company”) within the Appropriate Period as defined in paragraph 15(2) of Schedule 9 release any Subsisting Option of his in consideration of the grant of a new Option (the “New Option”) which satisfies the following conditions:-

(i)                                             the New Option shall be over shares in the Acquiring Company or another company which satisfies paragraph (b) or (c) of Paragraph 10 of Schedule 9 in relation to the Acquiring Company and shall satisfy the conditions specified in paragraphs 10 to 14 inclusive of Schedule 9;

(ii)                                          the New Option shall be a right to acquire such number of such shares in the Acquiring Company (or such other company) as shall have on the grant of the New Option an aggregate market value equal to the aggregate market value of the Shares subject to the Option immediately before its release and for this purpose market value shall be ascertained by the application of Rule 5(A)(i) above as at the date of release of the Option and grant of the New Option;

(iii)                                       the New Option shall have an Exercise Price such that the aggregate price payable on complete exercise equals the aggregate price which would have been payable on complete exercise of the Option; and

(iv)                                      the New Option shall be otherwise identical in terms to the Option

AND the New Option shall, for all other purposes of this Plan, be treated as having been acquired at the same time as the Option in consideration of the release of which it is granted.  With effect from the release of any Option pursuant to Rules 6, 7(A), (B) and (C), this Rule 9 and Rule 10 of this Scheme shall in relation to the New Option be construed as if references therein to “the Company” were references to the Acquiring Company or, as the case may be, such other company and all the Rules (other than Rules 3 to 5 inclusive) shall in relation to the New Option be construed as if references therein to Shares were references to shares in the Acquiring Company or, as the case may be, such other company in respect of whose shares the New Option is granted.

(E)                                 If the Company passes a resolution for voluntary winding up, any Subsisting Option may be exercised within six months of the passing of the resolution.

(F)                                 For the purposes of this Rule 9 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained Control of it.

(G)                                The exercise of an Option pursuant to the preceding provisions of this Rule 9 shall be subject to the provisions of Rule 7 above.

(H)                               Any Option shall lapse if:-

(i)                               it shall not have been exercised by the expiry of any time limit for exercise set out in this Rule 9, whichever shall expire first; and

(ii)                            no agreement for the release of the Option shall have been entered into by the expiry of the first Appropriate Period to commence pursuant to Rule 9(D) above.

10.                                          Allotment and Listing

(A)                              Subject to receipt of the appropriate remittance, Shares to be acquired pursuant to the exercise of an Option will be allotted or transferred not later than forty-five (45) days after the exercise of the Option and will rank pari passu in all respects with the Shares in issue on the date of exercise save that they will not rank for any dividend or other distribution paid or made by reference to the date (known as the record date) on which entitlement to the dividend or distribution is fixed by reference to the Company’s register of members if that date falls prior to the date of exercise of the Option.

(B)                                If the Shares are listed on the London Stock Exchange at the date of allotment of any Shares pursuant to the Plan the Company will apply to the London Stock Exchange for permission for such Shares so allotted to be admitted to the Official List.  An application may be postponed at the discretion of the Board until application can be made in respect of such number of Shares as the Board consider appropriate.

11.                                          Employment Rights

(A)                              This Plan shall not form part of any contract of employment between any member of the Group and any employee of any such company and the rights and obligations of any individual under the terms of his office or employment with any member of the Group shall not be affected by his participation in the Plan or any right which he may have to participate therein.

(B)                                Participation in the Plan shall be on the express condition that:-

(i)                                             neither it nor cessation of participation shall afford any individual under the terms of his office or employment with any member of the Group any additional or other rights to compensation or damages; and

(ii)                                          no damages or compensation shall be payable in consequence of the termination of such office or employment (whether or not in circumstances giving rise to a claim for wrongful or unfair dismissal) or for any other reason whatsoever to compensate him for the loss of any rights the Participant would otherwise have had (actual or prospective) under the Plan howsoever arising but for such termination; and

(iii)                                       the Participant shall be deemed irrevocably to have waived any such rights to which he may otherwise have been entitled.

(C)                                No individual shall have any claim against a member of the Group arising out of his not being admitted to participation in the Plan which (for the avoidance of all if any doubt) is governed entirely by the Rules of the Plan.

(D)                               No Participant shall be entitled to claim compensation from any member of the Group in respect of any sums paid by him pursuant to the Plan or for any diminution or extinction of his rights or benefits (actual or otherwise) under any Option held by him consequent upon the lapse for any reason of any Option held by him or otherwise in connection with the Plan and each member of the Group shall be entirely free to conduct its affairs as it sees fit without regard to any consequences under, upon or in relation to the Plan or any Option or Participant.

12.                                          Administration of the Plan

(A)                              The Board may make and vary such regulations (not being inconsistent with the Plan) as it thinks fit for the administration and implementation of the Plan.  The Board’s decision on any matter concerning the Plan or its interpretation (other than a matter to be certified by the Auditors) shall be final and binding.

(B)                                The Board shall be entitled by resolution to amend all or any of the provisions of the Plan as the Board thinks fit except that no alteration shall be made:-

(i)                                             to the advantage of Participants without the prior sanction of an ordinary resolution of the Company in general meeting except for minor amendments to benefit the administration of the Plan and amendments to obtain or maintain favourable tax, exchange control or regulatory treatment for Participants in the Plan or for any member of the Group; or

(ii)                                          to any rights already accrued to any Participant which would be to the disadvantage of such Participant, without the prior consent of such Participant.

(C)                                Written notice of any alteration made in accordance with Rule 12(B) above shall be given to all Participants.

(D)                               The Company shall keep available sufficient issued and/or unissued Shares (including Shares to be represented by ADSs) in the capital of the Company to satisfy the exercise in full of all Options for the time being remaining capable of being exercised.

(E)                                 Participants shall be sent copies of any document having a material effect on their rights at the same time as such document is sent to holders of Shares.

(F)                                 The provisions of the Company’s Articles of Association for the time being in force with regard to the service of notices upon members of the Company shall apply mutatis mutandis to any notice to be given by the Company to Participants.

(G)                                Notwithstanding anything to the contrary contained herein, the Board may at any time and from time to time by resolution and without further formality amend the Plan in such manner as the Board may consider necessary or desirable in order to comply with, take advantage of, or otherwise in connection with any taxation, legal, regulatory or other rule, law, guideline, regulation or other provision of or prevailing in any jurisdiction in which this Plan is or is intended to be operated PROVIDED that no such amendment shall be made to the advantage of Participants save as specified in Rule 12(B)(i) above without the prior approval of the Company in General Meeting.

13.                                          Termination of the Plan

The Plan may be terminated at any time by the Board or by the Company in general meeting but in any event shall terminate on the tenth anniversary of the Commencement Date and on such termination no further Options shall be granted, but the subsisting rights of Participants shall not be affected by such termination.

14.                                          General

(A)                     Any Participating Company may provide money to the Trustee or any other person to enable them or him to acquire Shares to be held for the purposes of the Plan, or enter into any guarantee or indemnity for those purposes, to the extent not prohibited by Section 151 of the Companies Act 1985.

(B)                       The Plan shall be subject to, governed and construed in accordance with English law and for the avoidance of doubt, notwithstanding any translation of the Plan rules, the English version of the Plan rules shall prevail at all times.

SCHEDULE 1

SPECIAL INTERNATIONAL RULES

The Rules of the Plan apply with and subject to the following amendments and provisions which have been adopted by the Board pursuant to Rule 12(G) for the purposes of the operation of the Plan in the jurisdictions specified below:

Australia (Appendix 8)

Belgium (Appendix 1)

Canada (Appendix 2)

Czech Republic (Appendix 10)

France (Appendix 3)

Germany (Appendix 9)

Ireland (Appendix 5)

Italy (Appenix 11)

New Zealand (Appendix 6)

Singapore (Appendix 7)

United States (Appendix 4)

The Rules of the Plan apply in the jurisdictions specified below:

Greece

Hong Kong

Hungary

Kyrgyzstan

Netherlands

Poland

Russia

Slovakia

Slovenia

Taiwan

APPENDIX 1

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR BELGIUM

The purpose of this appendix is to specify terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in Belgium.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 1 except as otherwise provided.

Rule 7(A)	this rule shall be deleted and replaced with

	“(A)	The extent to which an Option may be exercised on or after the Normal Repayment Date related to the Option, shall be either:-

(i) in full; or
(ii)

in respect of a participant who ceased to be an employee or director of any member of the Group (so as to hold no such employment or office) in that proportion which the number of specified contributions, which shall have been made on or before the date the Participant ceased to be an employee or director of any member of the Group bears to the Relevant Multiple.”

Rule 7(D)	delete the words “save as otherwise provided, an” and replace with “An”.

Rule 7(E)	delete the three lines after paragraph (iii) in Rule 7(E) and replace with the following:-

“in any of which circumstances the Option may be exercised at any time during the period of six months from the Normal Repayment Date.”

Rule 7(G)	delete Rule 7(G) and replace with the following:-

“(G)

In the event of the death of a Participant prior to the Normal Repayment Date the Option may be exercised by his personal representatives at any time during the period of the six months commencing on the Normal Repayment Date and in the event of the death of a Participant within six months commencing on the Normal Repayment Date his personal representatives may exercise the Option at any time within 12 months commencing on the Normal Repayment Date”.

Rule 7(H)	shall be deleted in its entirety.

Rule 7(I)

in line 1 after the words “becomes exercisable” insert “after the Normal Repayment Date whether or not the employee ceases to hold office or employment with any member of the Group” and delete the words “before the Normal Repayment Date” in the first and second line.

Rule 8(B)	shall be amended by deleting the reference to “Rule 7(H) above” in the final line;

Rule 9	Rule 9 shall be deleted in its entirety and replaced with the following:-

“9. Takeover and liquidation

(A) In the event of:-

	(i)	a change of Control of the Company in accordance with Rule 9(B);

	(ii)	a Section 425 Companies Act 1985 the Court sanctions a compromise or arrangement, reconstruction or amalgamation;

	(iii)	a person becoming bound or entitled to acquire Shares pursuant to Sections 428-430 of the Companies Act 1985;

	(iv)	the passing of a resolution for the voluntary winding up of the Company an appropriate offer or proposal shall be made to the Belgian Participants in respect of any Subsisting Options.

(B)	A person obtains control of the Company as a result of making:-

(i)

a general offer to acquire the whole of the issued share capital of the Company (not otherwise held or contracted to be acquired by the offeror) which is made on a condition such that if it is satisfied the person making the offer will have Control of the Company;  or

	(ii)	a general offer to acquire all shares in the Company which are of the same class as the Shares (including the Shares represented by ADSs).

(C)	For the purposes of this Rule 9 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained control of it.

APPENDIX 2

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR CANADA

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in Canada.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 2 except as otherwise provided.

Rule 1

“Grantor”	insert the words “, in the case of non-Canadian resident employees,” after the words “either the Board or”.

“Trustee”	insert the phrase “(excluding employees resident in Canada)” after the words “wholly or partly for the benefit of all or most of the persons”.

Rule 10(B)	is deleted and replaced with the following:

“(B)

The Shares are currently listed on the Official List of the London Stock Exchange. It is within the Board’s discretion to apply for admission to the Official List for any subsequently allotted Shares.”

Rule 14(A)	is amended by inserting the words “authorised by the Board” after the words “Any Participating Company may provide money to the Trustee or any other person”.

APPENDIX 3

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR FRANCE

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified so as to conform with articles L225-177 to L225-186 of the French Code de Commerce as amended (the “Code”) and an administrative regulation (the “Instruction”) dated 6 May 1988, reference N-3-88 and various articles of the French Tax Code, to the extent required under French law in order to: (i) ensure that Options may be granted to Eligible Employees who are French residents for tax purposes (“French Eligible Employees”) under the Plan; and (ii) obtain the most favourable tax treatment of the Plan available under French law from the perspective of the Group and any French Eligible Employee.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 3 except as otherwise provided.

Rule 1

“Eligible Employee”	the following shall be added to the end of this definition;

“and the employee does not own more than 10% of the share capital of the Company”;

“Participant”	shall be amended by deleting the words “personal representatives” and replacing them with the words “héritiers (heirs)”;

“Specified Age”	shall be deleted;

“Subsidiary”	the following paragraph shall be added to this definition;

“Furthermore, a French company will only be deemed to be a subsidiary if, in addition to the conditions set out above, it is a company in which the Company holds directly or indirectly, at least 10% of the share capital and/or voting rights”;

Rule 3(D)

shall be amended by deleting the words “Within forty-two days of the date pursuant to Rule 5(A)(i) below by reference to which the Exercise Price was determined” and replacing them with the words “Within forty-two days of the dealing day immediately preceding the Invitation Date”;

Rule 3(G)	shall be amended to read:

“No Option will be granted more than five years after the Adoption Date.  No Option will be granted (i) during the period of twenty dealing days on the London Stock Exchange immediately following the payment of any cash dividend or stock dividend or the ex-dividend date for any such dividend, (ii) during the ten dealing days on the London Stock Exchange both preceding and following the date on which the consolidated accounts of the Company (or if consolidated accounts are not drawn up, the annual accounts) are made public, and (iii) during the period elapsing between the date on which the corporate bodies of the Company are made aware of information which, if made public, could have a significant impact on the market price of the shares of the Company, and the date which is ten dealing days after the date on which such information is made public.”;

Rule 5 (A)(i)	shall be deleted and replaced with the following wording:

“subject to Rule 5(B), eighty per cent of the average middle market quotation per Share as derived from the Daily Official List of the London Stock Exchange for the twenty dealing days immediately preceding the Date of Grant.”;

Rule 5 (B)	shall be deleted and replaced with the following wording:

“For the purposes of an Option granted at any time at which there shall be no dealings in the Shares, the Exercise Price shall be not less than such sum as may be determined by the Board, in accordance with the valuation rules set forth in article L225-177 of the Code, to be the market value of a Share on the Date of Grant.”;

Rule 6	shall be deleted and replaced with the following wording:

“In principle the Exercise Price shall not be modified during the life of the Option.  However, in the event of any alteration in the issued share capital of the Company (whether by way of capitalisation of profits or reserves or any sub-division or reduction of capital, or any other operation envisaged by article L225-181 of the Code), then the Exercise Price may be adjusted by the Board in such manner and with effect from such date as the Board may deem appropriate in order to comply with article L225-181.”;

Rule 7(A)	shall be deleted and replaced with the following wording:

	“(A)	The extent to which an Option may be exercised shall be either:-

(i)

in full, where exercise takes place on or after the Normal Repayment Date related to the Option and the Participant is still an employee or director of a member of the Group at the time of exercise;  or

(ii)

in respect of a Participant who ceased to be an employee or director of any member of the Group (so as to hold no such employment or office) in that proportion which the number of specified contributions, which shall have been made on or before the date the Participant ceased to be an employee or director of any member of the Group bears to the Relevant Multiple.”

Rule 7 (E)	shall be deleted and replaced with the following:

“An Option shall cease to be exercisable upon the Participant ceasing to be an employee or director of any member of the Group (so as to hold no such employment or office) except where his so ceasing is by reason of any of the following circumstances:

(i) redundancy (licenciement pour motif économique);

(ii)

his being required by his employer to take retirement (mise à la retraite), or his taking retirement, in both cases, in circumstances where he is entitled to a full pension (retraite à taux plein) and has reached an age at which he is entitled to exercise his pension rights (l’âge d’ouverture des droits à la retraite);

(iii) invalidity corresponding to the second or third category specified in article L341-4 of the Code de la Sécurité Sociale;

(iv)

his office or employment being either in a company which ceases to be a Subsidiary or relating to a business or part of a business which is transferred to a person who or which is neither a Subsidiary nor a Group company.

In cases (i) and (ii), the Option may not be exercised until the Normal Repayment Date.

In cases of (iii) and (iv), the Option may be exercised at any time during the period of six months from the date on which the Participant ceases to be an employee or director of any member of the Group notwithstanding that the Normal Repayment Date shall not have occurred.

In cases (i), (ii), (iii) and (iv), the Participant will not be allowed to make any further specified contributions to the Savings Plan for the purposes of this Plan after the date of cessation of employment and, for the avoidance of doubt, the provisions of Rule 7(A)(ii) above shall apply.”

Rule 7(G)	shall be amended to read as follows:

“In the event of the death of a Participant prior to the Normal Repayment Date, the Option may be exercised by his heirs (héritiers) at any time during the period of six months commencing on the date of his death (but not later) and the relevant héritiers (heirs) shall be entitled to do so notwithstanding that the Normal Repayment Date has not occurred.  For the avoidance of doubt, the provisions of Rule 7(A)(ii) above shall apply.  In the event of the death of a Participant within six months commencing on the Normal Repayment Date, his heirs (héritiers) may exercise the Option at any time within the twelve months commencing on the Normal Repayment Date.”;

Rule 7(H)	shall be deleted in its entirety;

Rule 8(B)	shall be amended by deleting the reference to “Rule 7(H) above” in the final line;

Rule 9	shall be deleted in its entirety and replaced with the following:

	“9.	Takeover and Liquidation

	(A)	In the event of:

(i)

a change of Control of the Company in accordance with Rule 9(B);

(ii)

the Court sanctioning a compromise or arrangement, reconstruction or amalgamation under Section 425 Companies Act 1985;

(iii)

a person becoming bound or entitled to acquire Shares pursuant to Sections 428-430 of the Companies Act 1985;

(iv)

the passing of a resolution for the voluntary winding up of the Company an appropriate offer or proposal shall be made to the French Participants in respect of any Subsisting Options.

	(B)	A person obtains control of the Company as a result of making:

(i)

a general offer to acquire the whole of the issued share capital of the Company (not otherwise held or contracted to be acquired by the offeror) which is made on the condition such that if it is satisfied the person making the offer will have the Control of the Company; or

	(ii)	a general offer to acquire all the shares in the Company which are of the same class as the Shares (including the Shares represented by the ADS).

	(C)	For the purposes of this Rule 9 a person shall be deemed to have obtained Control of a Company if he and others acting in concert with him have together obtained control of it.”;

Rule 12	The following wording should be added to the end of this Rule:

“(H)

In order to ensure the most favourable treatment for the Group (as a first priority) and for the French Eligible Employees (as a second priority) in terms of taxes, social security charges and all similar duties whatsoever, under French law from time to time in force, the Board may, in accordance with article L225-177 of the Code, impose an interdiction de revente immédiate (“Compulsory Holding Period”) during which the Shares acquired on exercise of any Option may not be sold by the French Eligible Employee (except in circumstances where such sale will not undermine a favourable regime otherwise applying, including for example those circumstances specified in article 91 ter of Annexe II of the Tax Code).  The Compulsory Holding Period may in no circumstances exceed three years from the date of exercise of the relevant Option.

Furthermore, the Board may require the French Eligible Employees to expressly undertake to respect a Compulsory Holding Period, and, in the event of breach of this undertaking, to indemnify their French employing company and any member of the Imperial Tobacco Group in respect of all charges, expenses or liability of any nature whatsoever incurred by such entities as a result of such breach.”

Rule 13	The following words shall be added to this Rule:

“Furthermore, no further Options will be granted by the Board after the fifth anniversary of the Adoption Date unless authorisation is given by the Company in general meeting for the Board to do so.  Such authorisation may be granted for a further period of up to 38 months.”;

Rule 14(B)	The following wording shall be added to this Rule:

“, although for the purposes of Options granted to French Eligible Employees, the terms and conditions of the Plan shall be interpreted in accordance with French law, where necessary in order to ensure compliance with the Code, the Instruction and the relevant articles of the Tax Code, to the extent required under French law in order to ensure the most favourable tax treatment of the Plan from the perspective of the Group, as a first priority, and the French Eligible Employees, as a second priority.”.

APPENDIX 4

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR THE UNITED STATES OF AMERICA

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in the United States of America.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 4 except as otherwise provided.

Rule 1

“Exercise Price”	the price per Share or price per ADS at which a participant may acquire Shares or ADSs pursuant to the Plan (as determined in accordance with Rule 5).

“Option”	a right to acquire Shares, or ADSs, granted pursuant to the Plan.

Rule 3(B)(i)	insert “or the ADSs, if applicable,” after the words “Exercise Price for the Shares”.

Rule 3(B)(ii)	insert as a new Rule 3(B)(ii) the following and re-number Rule 3(B)(ii) and 3(B)(iii) as 3(B)(iii) and 3(B)(iv) respectively.

	“(ii)	whether the Shares to be issued upon the exercise of Options may be delivered in the form of ADSs; and”

Rule 3(C)(i)	insert the words “or ADSs, if applicable,” after the word “Shares” in the penultimate line.

Rule 3(C)(ii)(a)	insert the words “or ADSs, if applicable,” after the word “Shares” in lines 4 and 5.

Rule 3(D)	insert the words “or ADSs, if applicable,” after the word “Shares” in line 2.

Rule 3(D)(i)	insert the following words after “Invitation Date” in the final line:

“and, if permitted by the relevant invitations, Options shall be granted to the Eligible Employee in respect of that number of ADSs as would have an aggregate Exercise Price not exceeding the Relevant Multiple of the Eligible Employee’s proposed monthly dollar contributions to the Savings Plan as at the Date of Grant;”

Rule 3(D)(ii) and (iii)	insert the words “or ADSs, if applicable,” after the word “Shares” wherever that word occurs.

Rule 5(A)	in line 3 insert the words “or expressed in dollars in the case of Options for ADSs” after the words “in the case of Options for Shares”.

Rule 5(A)(i)

insert after the words “Invitation Date” in the final line, the words “or eighty per cent of the closing price per ADS as derived from the New York Stock Exchange Consolidated Tape on the trading day immediately preceding the Invitation Date in the case of Options for ADS;”.

Rule 5(A)(ii)	insert at the end of this rule “or the nominal value of the Shares represented by ADS in the case of Options for ADSs”.

Rule 5(B)	insert after the word “Shares” in line 2 “or ADSs, if applicable” and after the words “market value of a Share” in the last line “or ADS, respectively”.

Rule 6	insert in the first line in the paragraph after “(d)” the words “or ADSs, if applicable,” after the words “the number of Shares”.

Rule 6(ii)

insert after the words “nominal value of a Share”, in line 2 “and the Exercise price of an Option to subscribe for ADS shall not be adjusted below the aggregate nominal value of the Shares represented by such ADSs”.

Rule 7(B)	insert the words “or ADSs, if applicable,” after the word “Shares” wherever that word occurs.

Rule 7(C)	insert the words “or ADSs, if applicable,” after the word “Shares” wherever that word occurs.

Rule 7(J)	insert the words “or ADSs, if applicable,” after the word “Shares”.

Rule 9(D)(ii)	insert the words “or ADSs, if applicable,” after the words “Shares” in line 4.

Rule 10(B)	insert a new Rule 10(B) as set out below after Rule 10(A) and re-designate Rule 10(B) as Rule 10(C):

“10(B)

Subject to receipt of the appropriate remittance, in the event ADSs are to be acquired pursuant to the exercise of an Option, ADSs will be transferred not later than forty-five days after the exercise of the Option and will rank pari passu in all respects with the ADSs in issue on the date of exercise save that they will not rank for any dividend or other distribution paid or made by reference to the date (known as the ADS record date) on which entitlement to the dividend or distribution is fixed by the Depositary if that date falls prior to the date of exercise of the Option.”

Rule 10(D)	insert a new Rule 10(D) as set out below:

“10(D)

If the ADSs are listed on the New York Stock Exchange, Inc. at the date of transfer of ADSs pursuant to the Plan the Company will, if required, apply to the New York Stock Exchange, Inc. for permission for such ADSs so transferred to be listed on the New York Stock Exchange, Inc.”.

Rule 14(A)	insert the words “or ADSs, if applicable” after the word “Shares” in line 2.

APPENDIX 5

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR IRELAND

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in Ireland.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 5 except as otherwise provided.

[To be inserted on receipt of Approval from the Irish Inland Revenue Commissioners]

APPENDIX 6

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR NEW ZEALAND

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in New Zealand.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 6 except as otherwise provided.

1.                                                The definition of “Specified Age” in Rule 1 shall be deleted.

2.                                                In Rule 7 (E) (i) delete the words “on reaching Specified Age or such other age at which he is bound to retire in accordance with the terms of his employment”.

3.                                                Rule 7 (H) shall be deleted and Rules 7 (I) and (J) and any references thereto shall be re-numbered accordingly.

APPENDIX 7

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR SINGAPORE

The purpose of this appendix is to specify the terms and conditions under which the Plan to be modified in its application to any Option granted or to be granted to a person who is employed in Singapore by a Participating Company.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 7 except as otherwise provided.

Rule 3(C)(ii)(b)	this rule shall be deleted and replaced with

“to require the Participant to furnish to the Board, in a manner acceptable to it, evidence satisfactory to the Board of the payment of such contributions in accordance with the Savings Plan as shall be specified by the Participant pursuant to Rule 3(C)(i) or as may be amended pursuant to Rule 3(C)(ii)(a)”.

APPENDIX 8

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR AUSTRALIA

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in Australia.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 8 except as otherwise provided.

1.                                                The definition of “Specified Age” in Rule 1 shall be deleted.

2.                                                In Rule 7 (E) (i) delete the words “on reaching Specified Age or such other age at which he is bound to retire in accordance with the terms of his employment”.

3.                                                Rule 7 (H) shall be deleted and Rules 7 (I) and (J) and any references thereto shall be re-numbered accordingly.

APPENDIX 9

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR GERMANY

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in Germany.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 9 except as otherwise provided.

1.                                                The definition of “Specified Age” in Rule 1 shall be deleted.

2.                                                In Rule 7 (E) (i) delete the words “on reaching Specified Age or such other age at which he is bound to retire in accordance with the terms of his employment”.

3.                                                Rule 7 (H) shall be deleted and Rules 7 (I) and (J) and any references thereto shall be re-numbered accordingly.

APPENDIX 10

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR CZECH REPUBLIC

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified in its application to any Option granted or to be granted to a person resident for tax purposes in the Czech Republic.

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 10 except as otherwise provided.

Rule 3(C)(ii)

this rule shall be deleted and replaced with

“shall include an undertaking of the Participant to execute an agreement with his/her employer on deductions from such Participant’s salary (“Agreement on Deductions”) subject to the confirmation of the eligibility of the Participant by the employer. The Agreement on Deductions shall further include a joint obligation of the contracting parties to conclude an amendment to the Agreement on Deductions in the event of any of the circumstances specified in Rule 3(D). In particular, in the event that the number of Shares for which an Eligible Employee applies for an Option has to be reduced in accordance with Rule 3(D), the parties shall be required under this provision to conclude an amendment regarding reduction of the amount of regular monthly deductions from salary without undue delay of their notification in writing by the Company that such reduction has been approved by the Board.”

APPENDIX 11

IMPERIAL TOBACCO GROUP INTERNATIONAL SHARESAVE PLAN

APPENDIX FOR ITALY

The purpose of this appendix is to specify the terms and conditions under which the Plan is to be modified as to conform with the provisions of the Italian Civil Code and to various provisions of the Presidential Decree 22 December 1986, no. 917 (the Italian Consolidated Tax Act “ICTA”) in order to obtain the most favourable tax treatment of the Plan available under Italian law from the perspective of the Group and any Italian Eligible Employee

Words or phrases defined in the Plan shall bear the same meaning in this Appendix 11 except as otherwise provided.

Rule 1

“Eligible Employee”	shall be amended to read:

“any employee of a Participating Company which has a salaried employment on a permanent basis and any “collaboratore coordinato e continuativo” (including a director) of a Participating Company at the Invitation Date PROVIDED HOWEVER THAT at the Invitation Date no notice of termination of such employment has been served by either the employee concerned or his employing Participating Company. Such rule would also apply in respect of any “collaboratore coordinato e continuativo” (including a director) of a Participating Company”;

“Participant”	shall be amended by deleting the words “personal representatives” and replacing them with the words “eredi (heirs)”;

“Specified Age”	shall be deleted;

“Subsidiary”	shall be replaced as follows:

“means any company in relation to which the Company:

(a) holds a majority of the voting rights in the ordinary shareholders’ meeting; or
(b) has sufficient voting rights in the ordinary shareholders’ meeting to exercise a prevailing influence therein; or
(c) exercises a prevailing influence on the company by virtue of specific negotial agreements;

in accordance with the requirements of Article 2359 of the Italian Civil Code. Such definition also includes any other company which is a subsidiary as defined above of a company which is itself a subsidiary of the Company”.

Rule 6	shall be deleted and replaced with the following wording:

“In principle the Exercise Price shall not be modified during the life of the Option. However, in the event of any alteration in the issued share capital of the Company

(by way of one of the operations envisaged by the Italian Civil Code) then the Exercise Price may be adjusted by the Board in such manner and with effect from such date as the Board may deem appropriate in order to comply with the provisions of the Italian Civil Code”

Rule 7(E)	shall be deleted and replaced with:

“(E)

An Option shall cease to be exercisable upon the Participant ceasing to be an employee or a “collaboratore coordinato e continuativo” of any member of the Group (so as to hold no such employment or office) except where his so ceasing is by reason of any of the following circumstances:

		(i)	redundancy; or
(ii)

his being required by his employer to take retirement or his taking retirement, in both cases, in circumstances where he is entitled to a full pension and has reached an age at which he is entitled to exercise his pension rights; or

		(iii)	invalidity; or
(iv)

his office or employment being either in a company which ceases to be a Subsidiary or relating to a business or part of a business which is transferred to a person who or which is neither a Subsidiary nor a Group company; or

		(v)	his leaving service at any time other than that specified in sub-paragraph (i) to (iv) above, provided that such event occurs not earlier than three years from the Date of Grant;

in any of which circumstances the Option may be exercised at any time during the period of six months from the date on which he so ceases to be an employee or a “collaboratore coordinato e continuativo” of any member of the Group notwithstanding that the Normal Repayment Date shall not have occurred.

Rule 7(F)(i)	shall be replaced with the following wording:

	“(F)	For the purposes of Rule 7(E) above and Rule 9 below (but for no other purpose):

(i)

a Participant shall not be regarded as having ceased to hold office or employment by reason of:

(a)

his being or becoming employed or a “collaboratore coordinato e continuativo” by a company which ceases to be or is not a Participating Company but is nevertheless an Associated Company or is under the Control of the Company; and

(ii)

a Participant shall be regarded as ceasing to hold office or employment when he holds no employment or no agreement of “collaboratore coordinato e continuativo” with any of the Company, any Associated Company and any company controlled by the Company.”

Rule 7(G)	shall be amended by deleting the words “personal representatives” and replacing them with the words “eredi (heirs)”;

Rule 7(H)	shall be deleted in its entirety;

Rule 8(B)	shall be amended by deleting the wording “or in the circumstances of Rule 7(H) above” in the final line;

Rule 9	the following words shall be added to this Rule:

	“(iii)	any other operation envisaged by the Italian Civil Code for the acquisition of control”;

SCHEDULE 2

NOTIONAL AWARDS

The rules of the Phantom Plan shall be constituted by the rules of the Plan save as the same (including the definitions used) are modified by the terms of this Schedule, as set out below.

In relation to any invitation made under the Plan, the terms of this Schedule shall, unless otherwise determined by the Board, apply in respect of Eligible Employees resident in each of the following jurisdictions (“Relevant Employees”):-

Belgium
Macedonia
Serbia
Ukraine

1.                                           In this Plan the following terms shall have the following meanings:-

“Award”

the sum paid or to be paid to a Relevant Employee by way of remuneration in accordance with this Plan on the exercise of a Notional Award being the difference between the Exit Price and the Notional Exercise Price for each Share in respect of which the Notional Award is exercised;

“Exit Price”	the middle market price of a Share as derived from the London Stock Exchange Daily Official List for the dealing day immediately preceding that on which a Notional Award is exercised;

“Notional Award”	the notional right to acquire at the Notional Exercise Price Shares in accordance with the terms of the Plan;

“Notional Gain”

the sum paid or to be paid to a Relevant Employee by way of remuneration in accordance with this Plan on the exercise of a Notional Award being the difference between the Exit Price and the Notional Exercise Price for each Share in respect of which the Notional Award is exercised;

“Notional Exercise Price”	the price per Share at which a Participant may acquire Shares the subject of a Notional Award calculated in accordance with Rule 5 of the Plan;

“Subsisting Notional Award”	a Notional Award to the extent that it has neither lapsed nor been exercised;

2.                                           In Rules 3, 8, 9, 11, 12 and 13 of the Plan references to Option, Exercise Price, and Eligible Employee shall be replaced by references to Notional Award, Notional Exercise Price, and Relevant Employee respectively.

3.                                           In respect of each grant of Notional Awards, the Board shall identify those Relevant Employees to whom Notional Awards shall be granted and shall grant the Notional Award(s) in the same manner as provided in Rule 3(D) of the Plan.  For the avoidance of doubt, Rule 3(D)(iii) of the Plan shall apply to the grant of Notional Awards as it does for the grant of Options under the Plan.  The Relevant Employee will be given a certificate stating the Notional Exercise Price and the number of Shares subject to the Notional Award.

4.                                       In Rule 4, for the purposes of calculating the limits contained therein, the aggregate number of Shares shall include the number of Shares the subject of Notional Awards.

5.                                       The Notional Award shall be capable of being exercised in all respects in the same manner as an Option in accordance with Rule 7 of the Plan save that no payment or remittance is due as provided in Rules 7(A) and (B).

6.                                       Rule 7(C) shall be deleted and replaced with the following:

“(C)                                  It is a condition of the exercise of a Notional Award under the Phantom Plan that the Participant shall withdraw all sums due by way of Repayment under the Savings Plan to which he has contributed in relation to the Notional Award.  If upon the exercise of a Notional Award the Repayment then due to a Participant under his Savings Plan is less than the aggregate Notional Exercise Price for all the Shares in respect of which it may be exercised pursuant to Rule 7(A) above the Participant may add to the Repayment up to a maximum of such sum as shall be necessary to pay for all such Shares.  If the Repayment shall exceed the Notional Exercise Price for all the Shares in respect of which the Notional Award can be exercised (or for the Shares in respect of which the Notional Award is in fact exercised, if lower) such excess shall be paid to the Participant.”(1)

7.                                       Rule 9(D) and 10 of the Plan shall not apply in relation to the Notional Options.

8.                                       Within 30 days of receipt of the appropriate notice in accordance with Rule 7 the Board shall procure payment to the Relevant Employee of the Notional Gain attributable to the Shares in respect of which the Notional Award has been exercised.

9.                                       There shall be made from any payment under Rule 8 of the Phantom Plan such deductions (on account of tax, national insurance contributions, social security contributions or similar liabilities) as may be required by law or as the Company may reasonably consider to be necessary or desirable.

10.                                 If there is an adjustment to Options pursuant to Rule 6 of the Plan, an adjustment confirmed by the Auditors in writing to be in their opinion an equivalent adjustment shall be made to Notional Awards.

11.                                 Payments under Rule 8 of the Phantom Plan will not be pensionable.

(1) This provision has been drafted so that if savings insufficient to acquire the number of Shares (for equivalent real option),    Participant is required to top up his savings prior to exercising his notional awards.

SPECIMEN
THE IMPERIAL TOBACCO GROUP
INTERNATIONAL SHARESAVE PLAN (the “Plan”)

INVITATION
(on Company headed notepaper)

Dear Colleague,

The Directors of Imperial Tobacco Group PLC invite you to apply for an option to acquire ordinary shares in Imperial Tobacco Group PLC (the “Company”) under the Rules of the above Plan.

Enclosed are:-

1.	a booklet which explains how the Plan works;

2.	an application for a share option;

3.	[an application to open a savings account with [ ];

4.	a note explaining the terms of the savings account.

You should read these documents carefully before deciding to commit yourself to participating.  If you are in any doubt about any feature of the Plan, please contact •.

Under the Rules you are entitled to take out a savings contract, with a monthly contribution of up to £250 or its equivalent in your local currency.  If you wish, however, you can take out a contract, depending upon the frequency of your salary payments, for any amount up to the maximum, subject to a minimum contribution of £10 per month (or the equivalent sum at the Date of Grant in the currency of your country of employment).

If you would like to join the Plan you should complete and sign the attached Share Option Application and savings account application forms.  THESE MUST BE RETURNED TO ME NOT LATER THAN [   PM] ON [         ].  IT WILL NOT BE POSSIBLE TO CONSIDER APPLICATIONS RECEIVED AFTER THAT DATE.

Yours sincerely

[Company Secretary]

SPECIMEN
THE IMPERIAL TOBACCO GROUP PLC
INTERNATIONAL SHARESAVE PLAN

SHARE OPTION APPLICATION

To:          The Plan Administrator

PLEASE USE BLOCK CAPITALS

SURNAME	MR/MRS/MISS/MS

FIRST NAMES

HOME ADDRESS

POST CODE

PLACE OF EMPLOYMENT

I wish to save up to [£       ] per month (between £10 and £250) for 36 months (or the equivalent sums at the Date of Grant in the currency of my country of employment)

NOTES:	(1)

Contributions must be not less than £10 per month and the aggregate contributions to be made in any month under this contract and any other contract(s) linked to this Plan into which you have previously entered must not be more than £250.  For weekly paid employees, a quarter of the monthly amount will be deducted weekly until the equivalent of [36/60] monthly payments have been made, (or the equivalent sums at the Date of Grant in the currency of your country of employment).

	(2)	The Normal Repayment Date may be postponed if you miss any contributions.

PLEASE READ AND SIGN

*                                I hereby apply for an option over ordinary shares in the capital of Imperial Tobacco Group PLC, the cost of which will be met from repayments and any additional sums under the savings contract for which a proposal form is attached.

*                                I hereby declare that I am applying for an option on my own behalf and not as a trustee or nominee for any other person(s).

*                                I hereby authorise the Company to submit my savings application to [            ] on my behalf and to make the corresponding deductions from my pay.

*                                I authorise the Company Secretary to make such adjustments to the amount to be saved by me under the savings contract referred to above as may be necessary if my application is scaled down in accordance with the Rules of the Plan and the number of shares allotted to me is less than the number of shares which I have applied for, further I authorise the Company to submit such amended savings application to [            ].

*                                I understand that if I am granted an option it will be subject to the Rules of the Plan, by which I agree to be bound.  A copy of the Rules of the Plan is available for inspection at [                  ].

Unless the context otherwise requires terms defined in the Rules of the Plan shall have the same meaning herein.

SIGNATURE	DATE

SPECIMEN
THE IMPERIAL TOBACCO GROUP
INTERNATIONAL SHARESAVE PLAN

OPTION CERTIFICATE

Name of Option Holder

Address of Option Holder

Post Code

Option Certificate number

Number of shares granted under this option

Date of grant

This is to certify that the above named person was on the above date granted an option as specified for ordinary shares of [  ]p each in the capital of Imperial Tobacco Group PLC (the “Company”) at an exercise price of [     ]p per share upon and subject to the terms of The Imperial Tobacco Group International Sharesave Plan.

Signed on behalf of

Director	Secretary

NOTES:	(1)	The option cannot be assigned or transferred.

(2)

In order to exercise your option complete the Form of Exercise printed overleaf and send it together with a cheque for the relevant exercise price of the shares and evidence of the amount repaid under your savings contract to the Company Secretary of the Company.

THIS DOCUMENT MUST BE RETAINED.  PLEASE KEEP IT IN A SAFE PLACE.  This certificate is issued as a matter of record only and is not a document of title.

SPECIMEN

[Reverse of Certificate]

THE IMPERIAL TOBACCO GROUP
INTERNATIONAL SHARESAVE PLAN

FORM OF EXERCISE OF OPTION

To:	The Company Secretary
Imperial Tobacco Group PLC

(In order to exercise your option you should complete, sign and return this document to the Company Secretary at the above address.)

1.                                                                                       I wish to exercise the option referred to on the reverse Option Certificate in respect of [            ] ordinary shares.  (Insert the number of shares in respect of which the option is exercised.  If you do not wish to exercise the option for all the shares shown on the attached certificate you may exercise options for a lesser number.

2.                                                                                       I enclose a cheque for £              in favour of Imperial Tobacco Group PLC being the total exercise price payable under this option for the above specified number of ordinary shares together with evidence of the amount repaid to me under my savings contract.

Personal Details

SURNAME	MR/MRS/MISS/MS

FIRST NAMES

HOME ADDRESS

POST CODE

SIGNATURE	DATE

NOTE:                     This option may be exercised only by the person to whom it was granted or their personal representative(s).

IF YOU ARE IN ANY DOUBT, PLEASE CONTACT YOUR/THE PLAN ADMINISTRATOR